Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bio-Techne Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-37263, 333-88885, 333-49962, 333-170576, 333-199847, 333-207710, and 333-221143) on Form S-8 of Bio-Techne Corporation of our reports dated August 28, 2019, with respect to the consolidated balance sheets of Bio-Techne Corporation as of June 30, 2019 and 2018, the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2019, and the related notes (collectively, “the consolidated financial statements”), and the effectiveness of internal control over financial reporting as of June 30, 2019 which reports appear in the June 30, 2019 annual report on Form 10-K/A of Bio-Techne Corporation.

Our report refers to a change in the method of accounting for revenue.

Our report dated August 28, 2019, on the effectiveness of internal control over financial reporting as of June 30, 2019, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of internal control over financial reporting as of June 30, 2019, the current year acquisitions of QT Holdings Corporation, Exosome Diagnostics, Inc. and B-MoGen Biotechnologies Inc.’s internal control over financial reporting associated with total assets of 17.2% and total revenue of 0.5% included in the consolidated financial statements of the Company as of and for the year ended June 30, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of QT Holdings Corporation, Exosome Diagnostics, Inc. and B-MoGen Biotechnologies Inc.

/s/ KPMG LLP

Minneapolis, Minnesota
November 6, 2019